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                               VOTING AGREEMENT

      This Voting Agreement dated as of September 21, 1994, is entered into between Mercantile Bancorporation Inc. ("Mercantile"), and the undersigned director and shareholder ("Shareholder") of Central Mortgage Bancshares, Inc. ("Central Mortgage").

      WHEREAS, Central Mortgage and Mercantile have proposed to enter into an Agreement and Plan of Merger (the "Agreement"), dated as of today, which contemplates the acquisition by Mercantile of 100% of the Series A preferred stock and 100% of the common stock of Central Mortgage (collectively, the "Central Mortgage Stock") by means of a merger between Central Mortgage and Mercantile's subsidiary, Ameribanc, Inc. (the "Merger"); and

      WHEREAS, Mercantile is willing to expend the substantial time, effort and expense necessary to implement the Merger, only if Shareholder enters into this Voting Agreement; and

      WHEREAS, the undersigned shareholder of Central Mortgage believes that the Merger is in his best interest and the best interest of Central Mortgage;

      NOW, THEREFORE, in consideration of the premises, Shareholder hereby agrees as follows:

            1.    Voting Agreement - Shareholder shall vote all of the
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shares of Central Mortgage Stock he now owns or hereafter acquires, in favor of the Merger at the meeting of shareholders of Central Mortgage to be called for the purpose of approving the Merger (the "Meeting").

            2.    No Competing Transaction - Shareholder shall not vote any
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of his shares of Central Mortgage Stock in favor of any other merger or sale of all or substantially all the assets of Central Mortgage to any person other than Mercantile or its affiliates until closing of the Merger, termination of the Agreement or abandonment of the Merger by the mutual agreement of Central Mortgage and Mercantile, whichever comes first.

            3.    Transfers Subject to Agreement - Shareholder shall not
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transfer his shares of Central Mortgage Stock unless the transferee, prior to such transfer, executes a voting agreement with respect to the transferred shares substantially to the effect of this Voting Agreement and satisfactory to Mercantile.

            4.    Meeting - At Mercantile's request, Shareholder shall use
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his best efforts to cause the Meeting to be held as soon as practicable.

            5.    No Ownership Interest.  Nothing contained in this Voting
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Agreement shall be deemed to vest in Mercantile any direct or indirect ownership or incidence of ownership of or with respect to any shares of Central Mortgage Stock. All rights, ownership and economic benefits of and relating to the shares of Central Mortgage Stock shall remain and belong to Shareholder and Mercantile shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Central Mortgage or exercise any power or authority to direct Shareholder in the voting of any of his shares of Central Mortgage Stock, except as otherwise expressly provided herein, or the performance of his duties or responsibilities as a director of Central Mortgage.

            6.    Evaluation of Investment.  Shareholder, by reason of his
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knowledge and experience in financial and business matters and in his capacity as a director of a financial institution,


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believes himself capable of evaluating the merits and risks of the potential investment in common stock of Mercantile, $5.00 par value ("Mercantile Common Stock"), contemplated by the Agreement.

            7.    Documents Delivered.  Shareholder acknowledges having
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reviewed the Agreement and its attachments and that reports, proxy statements and other information with respect to Mercantile filed with the Securities and Exchange Commission (the "Commission") were, prior to his execution of this Voting Agreement, available for inspection and copying at the Offices of the Commission and that Mercantile delivered the following such documents to Central Mortgage:

                  (a) Mercantile's Annual Report on Form 10-K for the year ended December 31, 1993;

                  (b) Mercantile's Annual Report to Shareholders for the year ended December 31, 1993;

                  (c) Mercantile's Current Report on Form 8-K dated June 17, 1994; and

                  (d) Mercantile's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

            8.    Amendment and Modification.  This Voting Agreement may be
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amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Shareholder and Mercantile.

            9.    Entire Agreement.  This Voting Agreement evidences the
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entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Agreement. This Voting Agreement supersedes any agreements among Central Mortgage and its shareholders concerning the Merger, disposition or control of the stock of Central Mortgage.

            10.   Severability.  The parties agree that if any provision of
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this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

            11.   Counterparts.  This Voting Agreement may be executed in
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two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            12.   Governing Law.  The validity, construction, enforcement
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and effect of this Voting Agreement shall be governed by the internal laws of the State of Missouri.

            13.   Headings.  The headings for the paragraphs of this Voting
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Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.

            14.   Termination.  This voting agreement shall terminate upon
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the consummation of

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the Merger or upon termination of the Agreement, whichever comes first.

            15.   Successors.  This Voting Agreement shall be binding upon
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and inure to the benefit of Mercantile and its successors, and Shareholder and
Shareholder's spouse and their respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Voting Agreement shall survive the death or incapacity of Shareholder. This agreement may be assigned by Mercantile only to an affiliate of Mercantile.


                                    MERCANTILE BANCORPORATION INC.



                                    By:
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                                          Ralph W. Babb, Jr.
                                          Vice Chairman


                                    SHAREHOLDER

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